Exhibit 99.1

Response Biomedical Corp. Announces Milestone Achievement in Co-Development Collaboration

VANCOUVER, B.C., February 16, 2015 – Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF) today announced that it has earned the second milestone of US$720,000 in the funded Technology Development Agreement with Hangzhou Joinstar Biomedical Technology Co. Ltd. (“Joinstar”). The milestone was earned upon the signing of the definitive Collaboration Agreement to support the co-development by Response and Joinstar of components and assays that will run on a high throughput rapid immunoassay analyzer developed by Joinstar. Concurrently, the companies have entered into a definitive Supply Agreement whereby Response will provide certain materials to Joinstar required for Joinstar to manufacture and sell these assays specifically to run on their new analyzer.

“This is an important collaboration as it allows Response to use its core capabilities in research and technical development to create an additional revenue stream from facilities that require a higher throughput than our RAMP® platform and therefore complement our sales from our current distributors in China,” said Dr. Anthony Holler, Interim Chief Executive Officer of Response.

“We are pleased to have reached this second milestone as an indication of the smooth progress we are making on collaboration in this project”, stated Mr. Xuyi Zhou, General Manager of Joinstar.

Under the terms of the Collaboration Agreement and the previously signed Technology Development Agreement, Response is eligible to receive cash milestones totaling US$3.8 million over the planned fifteen month project period. In addition, under the terms of the Supply Agreement, Response is eligible to receive a guaranteed US$2.13 million in revenue based payments over the first five years of commercialization of the co-developed assays. Joinstar related entities have also purchased 1,800,000 common shares of Response at a price of $1.21 per share for total gross proceeds of $2,178,000 in December 2014.

About Hangzhou Joinstar Biomedical Technology Co. Ltd.

Joinstar’s main business is Research & Development, Manufacturing, Distribution Services and Bioinformatics targeting products and services in medical In Vitro Diagnostics (IVD) market, located in Hangzhou, Zhejiang Province, China and has developed a high throughput rapid immunoassay analyzer and other various assays.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements that we are eligible to receive cash proceeds totaling US$3.8 million over the planned fifteen month project period, that the agreements will allow us to use our core capabilities in research and technical development to create an additional revenue stream from facilities that require a higher throughput than our RAMP® platform and therefore complement our sales from our current distributors in China, and that we are eligible to receive a guaranteed US$2.13 million in revenue based payments over the first five years of commercialization of the co-developed assays. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements and the assumptions upon which such forward-looking statements are made are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact.

Response Biomedical Corp.:

W.J. (Bill) Adams, 604 456 6010

Chief Financial Officer

ir@responsebio.com